UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2015

Blackbaud, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed, on February 28, 2014, Blackbaud, Inc., a Delaware corporation (the “Company”), entered into its senior secured credit facility in an aggregate principal amount of $325 million, with an option to request increases in the revolving commitments and/or request additional term loans in an aggregate principal amount of up to $200 million. As previously disclosed, on October 1, 2014, the Company exercised its option, and certain lenders agreed, to increase the revolving credit commitments by $100 million such that as of October 1, 2014, the aggregate revolving credit commitments were $250 million.
On July 17, 2015, the Company exercised its option, and certain lenders agreed, to increase the revolving credit commitments by an additional $100 million (the "Additional Revolving Credit Commitments") such that as of July 17, 2015, the aggregate revolving credit commitments were $350 million. The Additional Revolving Credit Commitments have the same terms as the existing revolving credit commitments. On July 17, 2015, no amounts were drawn on the Additional Revolving Credit Commitments.
Summaries of the terms of the senior secured credit facility and the related pledge agreement and guaranty agreement are more fully described under Item 1.01 of the Company’s Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 3, 2014, and such summaries are hereby incorporated herein by this reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date:	July 22, 2015	/s/ Anthony W. Boor
Anthony W. Boor
Executive Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)